Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS THIRD QUARTER FINANCIAL RESULTS

▪	Revenue of $7.4 Billion Increased 1% as Reported; 7% at Comparable, Constant Currency

▪	GAAP Diluted LPS of $1.03; Non-GAAP Diluted EPS of $1.17

▪	Company Reiterates Full Year Revenue and EPS Guidance

DUBLIN - February 20, 2018 - Medtronic plc (NYSE: MDT) today announced financial results for its third quarter of fiscal year 2018, which ended January 26, 2018.

The company reported third quarter worldwide revenue of $7.369 billion, an increase of 1 percent as reported, or 7 percent on a comparable, constant currency basis, which adjusts for the divestiture of its Patient Care, Deep Vein Thrombosis (Compression), and Nutritional Insufficiency businesses to Cardinal Health that occurred in the second quarter, and a $177 million positive impact from foreign currency.

As reported, third quarter GAAP net loss and loss per share (LPS) were $1.389 billion and $1.03, respectively. GAAP results included a $2.2 billion net charge primarily related to the U.S. transition tax charge as part of U.S. tax reform. As detailed in the financial schedules included through the link at the end of this release, third quarter non-GAAP net income and diluted EPS were $1.592 billion and $1.17, increases of 3 percent and 4 percent, respectively. Adjusting for the divestiture and a negative 1 cent impact from foreign currency, third quarter non-GAAP diluted EPS increased 12 percent.

Third quarter U.S. revenue of $3.912 billion represented 53 percent of company revenue and decreased 5 percent as reported, or increased 6 percent on a comparable basis. Non-U.S. developed market revenue of $2.355 billion represented 32 percent of company revenue and increased 7 percent as reported, or 5 percent on a comparable, constant currency basis. Emerging market revenue of $1.102 billion represented 15 percent of company revenue and increased 12 percent on both a reported and a comparable, constant currency basis.

“Our results reflect a solid quarter for Medtronic, and as we expected, a strong turnaround from the first half of our fiscal year,” said Omar Ishrak, Medtronic chairman and chief executive officer. “We continue to execute on our broad, sustainable growth strategy, driving therapy innovation and global market penetration, while delivering enterprise synergies to enable margin improvement.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic & Peripheral Vascular (APV) divisions. CVG worldwide third quarter revenue of $2.800 billion increased 10 percent, or 7 percent on a constant currency basis. CVG revenue performance was driven by strong, mid-teens growth in CSH and mid-single digit growth in CRHF and APV, all on a constant currency basis.

•
CRHF third quarter revenue of $1.457 billion increased 6 percent, or 4 percent on a constant currency basis. Arrhythmia Management grew in the low-single digits on a constant currency basis, driven by high-teens constant currency growth in AF Solutions, as well as strong adoption of the Micra® Transcatheter Pacing System and TYRX® absorbable antibacterial envelope. Heart Failure grew in the mid-single digits on a constant currency basis, driven by strong double digit constant currency growth in Mechanical Circulatory Support from sales of the HVAD™ System, as well as continued solid demand for the company’s portfolio of quadripolar cardiac resynchronization therapy pacemakers (CRT-P).

•
CSH third quarter revenue of $886 million increased 18 percent, or 14 percent on a constant currency basis, led by low-thirties constant currency growth in transcatheter aortic valves on the strength of the CoreValve® Evolut® PRO and U.S. intermediate risk indication. Coronary grew in the low-double digits on a constant currency basis, driven by strong demand for the company’s Resolute Onyx™ drug-eluting stent in the U.S. and Japan.

▪
APV third quarter revenue of $457 million increased 7 percent, or 5 percent on a constant currency basis. Aortic grew in the low-single digits on a constant currency basis, driven by the performance of the Valiant® Captivia® thoracic stent graft system. Peripheral grew in the mid-single digits on a constant currency basis, driven by double digit growth in both PTA balloons and drug-coated balloons. High-single digit growth in endoVenous was driven by a strong performance of the VenaSeal™ closure system.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. MITG worldwide third quarter revenue of $2.041 billion decreased 16 percent as reported, or increased 6 percent on a comparable, constant currency basis. MITG revenue performance was driven by high-single digit growth in SI and low-single digit growth in RGR, both on a comparable, constant currency basis.

▪
SI third quarter revenue of $1.384 billion increased 7 percent on a comparable, constant currency basis, driven by growth from new products in Advanced Energy and Advanced Stapling, including LigaSure™ vessel sealing instruments with nano-coating, endo stapling specialty reloads, and the Signia™ powered stapler.

▪
RGR third quarter revenue of $657 million increased 3 percent on a comparable, constant currency basis. GI and Hepatology grew in the low-double digits on a comparable, constant currency basis, with strength across the GI therapeutics, diagnostics, and ablation product lines. Respiratory and Patient Monitoring grew in the low-single digits on a comparable, constant currency basis, with strength in Nellcor™ pulse oximetry sensors given the strong incidence of influenza in the U.S.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Spine, Brain Therapies, Specialty Therapies, and Pain Therapies divisions. RTG worldwide third quarter revenue of $1.944 billion increased 7 percent, or 5 percent on a constant currency basis. Group results were driven by low-double digit growth in Brain Therapies, high-single digit growth in Pain Therapies, and mid-single digit growth in Specialty Therapies, offsetting flat results in Spine, all on a constant currency basis.

▪
Spine third quarter revenue of $661 million increased 1 percent, or was flat on a constant currency basis. Mid-single digit constant currency growth in bone morphogenetic protein (BMP) partially offset low-single digit declines in Core Spine, which were consistent with the Core Spine market.

▪
Brain Therapies third quarter revenue of $585 million increased 13 percent, or 10 percent on a constant currency basis. Neurovascular grew in the high-teens on a constant currency basis, with strength across its stroke product portfolio. Neurosurgery grew in the low-double digits on a constant currency basis, led by strong sales of the StealthStation® S8 surgical navigation system and O-arm®2 surgical imaging system.

▪
Specialty Therapies third quarter revenue of $398 million increased 8 percent, or 6 percent on a constant currency basis. High-single digit growth in Pelvic Health and ENT was partially offset by low-single digit declines in Transformative Solutions, all on a constant currency basis.

▪
Pain Therapies third quarter revenue of $300 million increased 10 percent, or 8 percent on a constant currency basis. The division returned to growth on the strength of the recently launched Intellis™ platform for spinal cord stimulation, as well as growth in drug pumps.

Diabetes Group
The Diabetes Group includes the Intensive Insulin Management (IIM), Diabetes Service & Solutions (DSS), and Non-Intensive Diabetes Therapies (NDT) divisions. Diabetes Group worldwide third quarter revenue of $584 million increased 17 percent, or 13 percent on a constant currency basis. The group is experiencing strong global demand for its new sensor-augmented insulin pump systems, and has made great progress on its ability to meet this demand, as evidenced by the improved sequential revenue growth.

▪
IIM third quarter revenue grew in the high-teens on a constant currency basis, driven by the U.S. launch of the MiniMed® 670G hybrid closed loop insulin pump system with the Guardian® sensor 3 CGM. In international markets, IIM delivered low-twenties constant currency growth on the continued strength of the MiniMed® 640G system.

▪	DSS third quarter revenue grew in the mid-single digits on a constant currency basis, with growth in consumables benefitting from customer base growth and improved patient utilization.

▪	NDT third quarter revenue declined in the mid-single digits on a constant currency basis, given the commercial focus on the MiniMed® 670G launch and competitive pressures.

Guidance
Medtronic today reiterated its fiscal year 2018 revenue and non-GAAP guidance. The company’s guidance is given on a comparable, constant currency basis, which accounts for the divestiture of certain businesses from its prior period Patient Monitoring & Recovery division by removing the financial impact of these businesses from the second, third, and fourth quarters of fiscal year 2017, as well as removing the impact of foreign currency.

In fiscal year 2018, the company continues to expect comparable, constant currency revenue growth to be in the range of 4 to 5 percent. While the impact of foreign currency remains fluid, if current exchange rates remain similar for the remainder of the fiscal year, the company’s revenue would be positively affected by approximately $480 million to $500 million for the fiscal year, including an approximate $300 to $320 million positive impact in the fourth fiscal quarter.

In fiscal year 2018, the company continues to expect diluted non-GAAP EPS growth to be in the range of 9 to 10 percent on a comparable, constant currency basis from the prior year comparable EPS of $4.37. Assuming current exchange rates remain similar for the rest of the year, the foreign exchange impact on the company’s non-GAAP EPS would be approximately negative 4 cents for the fiscal year, including an approximate 2 cent negative impact in the fourth fiscal quarter.

“Looking ahead, we are confident in our ability to deliver mid-single digit constant currency revenue growth and strong constant currency EPS leverage, this fiscal year and beyond,” said Ishrak. “We remain keenly focused on executing to deliver dependable results as we continue to leverage our global diversification and scale to fulfill our Mission of alleviating pain, restoring health, and extending life for millions of people around the world.”

Webcast Information
Medtronic will host a webcast today, February 20, at 8:00 a.m. EST (7:00 a.m. CST) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on our Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the third quarter financial schedules and non-GAAP reconciliations, click here. To view the third quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 84,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including growth rates on a comparable, constant currency basis and adjusted net income, and diluted EPS, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing or decreasing are in comparison to the third quarter of fiscal year 2017.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking revenue growth and EPS projections exclude the impact of foreign currency fluctuations. Forward-looking non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

View FY18 Third Quarter Financial Schedules & Non-GAAP Reconciliations
View FY18 Third Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

	THIRD QUARTER						THIRD QUARTER YEAR TO DATE
	REPORTED				COMPARABLE CONSTANT CURRENCY		REPORTED				COMPARABLE CONSTANT CURRENCY
(in millions)	FY18	FY17	Growth	Currency Impact (2)	Revised(3) FY17	Growth	FY18	FY17	Growth	Currency Impact (2)	Revised(3) FY17	Growth
Cardiac & Vascular Group	$2,800	$2,548	10%	$77	$2,548	7%	$8,219	$7,650	7%	$81	$7,650	6%
Cardiac Rhythm & Heart Failure	1,457	1,371	6	38	1,371	4	4,314	4,105	5	37	4,105	4
Coronary & Structural Heart	886	751	18	28	751	14	2,557	2,266	13	33	2,266	11
Aortic & Peripheral Vascular	457	426	7	11	426	5	1,348	1,279	5	11	1,279	5
Minimally Invasive Therapies Group(1)	2,041	2,417	(16)	53	1,881	6	6,479	7,314	(11)	47	6,215	3
Surgical Innovations	1,384	—	—	39	1,255	7	4,117	—	—	38	3,874	5
Respiratory, Gastrointestinal, & Renal	657	—	—	14	626	3	2,362	—	—	9	2,341	1
Restorative Therapies Group	1,944	1,817	7	31	1,817	5	5,616	5,415	4	28	5,415	3
Spine	661	657	1	7	657	0	1,969	1,965	0	4	1,965	0
Brain Therapies	585	518	13	13	518	10	1,682	1,513	11	13	1,513	10
Specialty Therapies	398	370	8	5	370	6	1,132	1,095	3	5	1,095	3
Pain Therapies	300	272	10	6	272	8	833	842	(1)	6	842	(2)
Diabetes Group	584	501	17	16	501	13	1,495	1,415	6	23	1,415	4
TOTAL	$7,369	$7,283	1%	$177	$6,747	7%	$21,809	$21,794	0%	$179	$20,695	5%

(1) In the second quarter of fiscal year 2018, the Company realigned its divisions within the Minimally Invasive Therapies Group, which included a movement of revenue from certain product lines within Surgical Innovations to Respiratory Gastrointestinal & Renal. As a result, second and third quarter fiscal year 2017 results have been recast to adjust for this realignment. Results for the first quarter of fiscal year 2017 and 2018 included within the year-to-date figures herein have not been recast to adjust for this realignment.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the second and third quarters of fiscal year 2017.

MEDTRONIC PLC
U.S.(1) REVENUE
(Unaudited)

	THIRD QUARTER					THIRD QUARTER YEAR TO DATE
	REPORTED			COMPARABLE		REPORTED			COMPARABLE
(in millions)	FY18	FY17	Growth	Revised(3) FY17	Growth	FY18	FY17	Growth	Revised(3) FY17	Growth
Cardiac & Vascular Group	$1,395	$1,320	6%	$1,320	6%	$4,151	$3,970	5%	$3,970	5%
Cardiac Rhythm & Heart Failure	806	783	3	783	3	2,395	2,346	2	2,346	2
Coronary & Structural Heart	335	289	16	289	16	986	872	13	872	13
Aortic & Peripheral Vascular	254	248	2	248	2	770	752	2	752	2

Minimally Invasive Therapies Group(2)	862	1,234	(30)	825	4	2,902	3,735	(22)	2,894	0
Surgical Innovations	560	—	—	529	6	1,668	—	—	1,637	2
Respiratory, Gastrointestinal, & Renal	302	—	—	296	2	1,234	—	—	1,257	(2)

Restorative Therapies Group	1,300	1,242	5	1,242	5	3,779	3,710	2	3,710	2
Spine	460	466	(1)	466	(1)	1,372	1,387	(1)	1,387	(1)
Brain Therapies	324	296	9	296	9	953	867	10	867	10
Specialty Therapies	300	282	6	282	6	854	841	2	841	2
Pain Therapies	216	198	9	198	9	600	615	(2)	615	(2)

Diabetes Group	355	310	15	310	15	856	845	1	845	1

TOTAL	$3,912	$4,106	(5)%	$3,697	6%	$11,688	$12,260	(5)%	$11,419	2%

(1) U.S. includes the United States and U.S. territories.
(2) In the second quarter of fiscal year 2018, the Company realigned its divisions within the Minimally Invasive Therapies Group, which included a movement of revenue from certain product lines within Surgical Innovations to Respiratory Gastrointestinal & Renal. As a result, second and third quarter fiscal year 2017 results have been recast to adjust for this realignment. Results for the first quarter of fiscal year 2017 and 2018 included within the year-to-date figures herein have not been recast to adjust for this realignment.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the second and third quarters of fiscal year 2017.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC(1)
(Unaudited)

	THIRD QUARTER						THIRD QUARTER YEAR TO DATE
	REPORTED				COMPARABLE CONSTANT CURRENCY		REPORTED				COMPARABLE CONSTANT CURRENCY
(in millions)	FY18	FY17	Growth	Currency Impact(2)	Revised(3) FY17	Growth	FY18	FY17	Growth	Currency Impact(2)	Revised(3) FY17	Growth
U.S.	$1,395	$1,320	6%	$0	$1,320	6%	$4,151	$3,970	5%	$0	$3,970	5%
Non-U.S. Developed	934	815	15	63	815	7	2,716	2,467	10	67	2,467	7
Emerging Markets	471	413	14	14	413	11	1,352	1,213	11	14	1,213	10
Cardiac & Vascular Group	2,800	2,548	10	77	2,548	7	8,219	7,650	7	81	7,650	6

U.S.	862	1,234	(30)	0	825	4	2,902	3,735	(22)	0	2,894	0
Non-U.S. Developed	807	842	(4)	45	745	2	2,455	2,558	(4)	37	2,362	2
Emerging Markets	372	341	9	8	311	17	1,122	1,021	10	10	959	16
Minimally Invasive Therapies Group	2,041	2,417	(16)	53	1,881	6	6,479	7,314	(11)	47	6,215	3

U.S.	1,300	1,242	5	0	1,242	5	3,779	3,710	2	0	3,710	2
Non-U.S. Developed	429	384	12	24	384	5	1,217	1,151	6	22	1,151	4
Emerging Markets	215	191	13	7	191	9	620	554	12	6	554	11
Restorative Therapies Group	1,944	1,817	7	31	1,817	5	5,616	5,415	4	28	5,415	3

U.S.	355	310	15	0	310	15	856	845	1	0	845	1
Non-U.S. Developed	185	152	22	15	152	12	521	457	14	22	457	9
Emerging Markets	44	39	13	1	39	10	118	113	4	1	113	4
Diabetes Group	584	501	17	16	501	13	1,495	1,415	6	23	1,415	4

U.S.	3,912	4,106	(5)	0	3,697	6	11,688	12,260	(5)	0	11,419	2
Non-U.S. Developed	2,355	2,193	7	147	2,096	5	6,909	6,633	4	148	6,437	5
Emerging Markets	1,102	984	12	30	954	12	3,212	2,901	11	31	2,839	12
TOTAL	$7,369	$7,283	1%	$177	$6,747	7%	$21,809	$21,794	0%	$179	$20,695	5%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the second and third quarters of fiscal year 2017.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Nine months ended
(in millions, except per share data)	January 26, 2018	January 27, 2017	January 26, 2018	January 27, 2017
Net sales	$7,369	$7,283	$21,809	$21,794

Costs and expenses:
Cost of products sold	2,191	2,268	6,660	6,855
Research and development expense	558	530	1,661	1,640
Selling, general, and administrative expense	2,499	2,388	7,422	7,232
Amortization of intangible assets	461	497	1,375	1,484
Restructuring charges, net	7	21	23	162
Acquisition-related items	26	68	77	148
Certain litigation charges	61	218	61	300
Divestiture-related items	—	—	114	—
Gain on sale of businesses	—	—	(697)	—
Special charge	—	100	80	100
Other expense, net	140	46	317	174
Operating profit	1,426	1,147	4,716	3,699

Investment loss	227	—	227	—

Interest income	(98)	(88)	(290)	(272)
Interest expense	270	268	829	804
Interest expense, net	172	180	539	532
Income before income taxes	1,027	967	3,950	3,167
Income tax provision	2,419	147	2,320	307
Net (loss) income	(1,392)	820	1,630	2,860
Net loss attributable to noncontrolling interests	3	1	14	5
Net (loss) income attributable to Medtronic	$(1,389)	$821	$1,644	$2,865

Basic (loss) earnings per share	$(1.03)	$0.60	$1.21	$2.07

Diluted (loss) earnings per share	$(1.03)	$0.59	$1.20	$2.05

Basic weighted average shares outstanding	1,354.0	1,372.2	1,357.2	1,381.9

Diluted weighted average shares outstanding	1,354.0	1,383.1	1,368.9	1,394.7

Cash dividends declared per ordinary share	$0.46	$0.43	$1.38	$1.29

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended January 26, 2018
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net (Loss) Income attributable to Medtronic	Diluted (LPS) EPS (1)(2)	Effective Tax Rate
GAAP	$7,369	$2,191	70.3%	$1,426	19.4%	$1,027	$(1,389)	$(1.03)	235.5%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(13)		30		30	26	0.02	13.3
Acquisition-related items	—	(4)		30		30	17	0.01	43.3
Certain litigation charges	—	—		61		61	53	0.04	13.1
Investment loss (4)	—	—		—		227	228	0.17	(0.4)
IPR&D impairment	—	—		46		46	41	0.03	10.9
Amortization of intangible assets	—	—		461		461	374	0.27	18.9
Certain tax adjustments, net (5)	—	—		—		—	2,242	1.64	—
Non-GAAP	$7,369	$2,174	70.5%	$2,054	27.9%	$1,882	$1,592	$1.17	15.6%
Currency impact	(177)	(58)	0.1	17	0.9			0.01
Currency Adjusted	$7,192	$2,116	70.6%	$2,071	28.8%			$1.18

	Three months ended January 27, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,283	$2,268	68.9%	$1,147	15.7%	$967	$821	$0.59	15.2%
Non-GAAP Adjustments:
Special charge (6)	—	—		100		100	63	0.05	37.0
Restructuring charges, net	—	—		21		21	19	0.01	9.5
Certain litigation charges	—	—		218		218	138	0.10	36.7
Acquisition-related items	—	—		68		68	52	0.04	23.5
Amortization of intangible assets	—	—		497		497	374	0.27	24.7
Certain tax adjustment (7)	—	—		—		—	86	0.06	—
Non-GAAP	$7,283	$2,268	68.9%	$2,051	28.2%	$1,871	$1,553	$1.12	17.0%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)
GAAP diluted LPS for the three months ended January 26, 2018 is calculated using diluted weighted average shares of 1,354.0 million, which is the same as basic weighted average shares, due to the net loss resulting from the tax charge as discussed in footnote (5). Non-GAAP diluted EPS for the respective period is calculated using diluted weighted average shares of 1,364.5 million as the Company had non-GAAP net income for the period.

(3)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(4)	The charge was recognized in connection with the impairment of certain cost and equity method investments.

(5)
The net charge primarily relates to the impact from U.S. tax reform, inclusive of the transition tax, remeasurement of deferred tax assets and liabilities, and the decrease in the U.S. statutory tax rate.

(6)	The charge represents a contribution to the Medtronic Foundation.

(7)	The charge relates to the IRS's disallowance of the utilization of certain net operating losses and the recording of a valuation allowance against the net operating loss deferred tax asset.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended January 26, 2018
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a Percentage of Net Sales	R&D Expense	R&D Expense as a Percentage of Net Sales	Other Expense, net	Other Expense, net as a Percentage of Net Sales
GAAP	$7,369	$2,499	33.9%	$558	7.6%	$140	1.9%
Non-GAAP Adjustments:
Restructuring and associated costs (1)	—	(10)		—		—
IPR&D Impairment	—	—		—		(46)
Non-GAAP	7,369	2,489	33.8%	558	7.6%	94	1.3%
Currency impact	(177)	(52)		(4)		(80)
Currency adjusted	$7,192	$2,437	33.9%	$554	7.7%	$14	0.2%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Nine months ended January 26, 2018
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$21,809	$6,660	69.5%	$4,716	21.6%	$3,950	$1,644	$1.20	58.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(25)		62		62	52	0.04	16.1
Acquisition-related items	—	(24)		101		101	66	0.05	34.7
Divestiture-related items (3)	—	—		115		115	103	0.08	10.4
Certain litigation charges	—	—		61		61	53	0.04	13.1
Investment loss (4)	—	—		—		227	228	0.17	(0.4)
IPR&D impairment	—	—		46		46	41	0.03	10.9
Gain on sale of businesses (5)	—	—		(697)		(697)	(697)	(0.51)	—
Hurricane Maria (6)	—	(17)		34		34	33	0.02	2.9
Special charge (7)	—	—		80		80	54	0.04	32.5
Amortization of intangible assets	—	—		1,375		1,375	1,134	0.83	17.5
Certain tax adjustments, net (8)	—	—		—		—	1,877	1.37	—
Non-GAAP	$21,809	$6,594	69.8%	$5,893	27.0%	$5,354	$4,588	$3.35	14.6%
Currency impact	(179)	(53)	—	44	0.4			0.02
Currency Adjusted	$21,630	$6,541	69.8%	$5,937	27.4%			$3.37

	Nine months ended January 27, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$21,794	$6,855	68.5%	$3,699	17.0%	$3,167	$2,865	$2.05	9.7%
Non-GAAP Adjustments:
Impact of inventory step-up (9)	—	(38)		38		38	24	0.02	36.8
Special charge (10)	—	—		100		100	63	0.05	37.0
Restructuring charges, net	—	(10)		172		172	132	0.09	23.3
Certain litigation charges	—	—		300		300	190	0.14	36.7
Acquisition-related items	—	—		148		148	93	0.07	37.2
Amortization of intangible assets	—	—		1,484		1,484	1,135	0.81	23.5
Certain tax adjustments, net (11)	—	—		—		—	55	0.04	—
Non-GAAP	$21,794	$6,807	68.8%	$5,941	27.3%	$5,409	$4,557	$3.27	15.8%
See description of non-GAAP financial measures contained in this release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(3)	The transaction expenses incurred in connection with the divestiture of the Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses.

(4)	The charge was recognized in connection with the impairment of certain cost and equity method investments.

(5)	The gain on the divestiture of the Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses.

(6)	The charges represent idle facility costs, asset write-downs, and humanitarian efforts related to Hurricane Maria.

(7)	The charge represents a commitment to fund the Medtronic Foundation.

(8)
The net charge primarily relates to the impact of U.S. tax reform, inclusive of the transition tax, remeasurement of deferred tax assets and liabilities, and the decrease in the U.S. statutory tax rate. Additionally, the net charge includes the impacts from the divestiture of our Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses, partially offset by the tax effects from the intercompany sale of intellectual property.

(9)	Represents amortization of step-up in fair value of inventory acquired in connection with the HeartWare acquisition.

(10)	The charge represents a contribution to the Medtronic Foundation.

(11)
The net charge relates to the IRS's disallowance of the utilization of certain net operating losses and the recording of a valuation allowance against the net operating loss deferred tax asset, and other certain tax charges recorded in connection with the redemption of an intercompany minority interest, partially offset by a benefit related to the resolution of various tax positions from prior years.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Nine months ended	Fiscal year	Fiscal year
(in millions)	January 26, 2018	2017	2016
Net cash provided by operating activities	$3,646	$6,880	$5,218
Additions to property, plant, and equipment	(776)	(1,254)	(1,046)
Free Cash Flow (1)	$2,870	$5,626	$4,172
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	January 26, 2018	April 28, 2017
ASSETS

Current assets:
Cash and cash equivalents	$6,358	$4,967
Investments	8,078	8,741
Accounts receivable, less allowances of $183 and $155, respectively	5,775	5,591
Inventories, net	3,751	3,338
Other current assets	2,645	1,865
Current assets held for sale	—	371
Total current assets	26,607	24,873

Property, plant, and equipment	10,006	9,691
Accumulated depreciation	(5,489)	(5,330)
Property, plant, and equipment, net	4,517	4,361
Goodwill	39,795	38,515
Other intangible assets, net	22,178	23,407
Tax assets	1,537	1,509
Other assets	1,166	1,232
Noncurrent assets for sale	—	5,919
Total assets	$95,800	$99,816

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current debt obligations	$2,902	$7,520
Accounts payable	1,809	1,731
Accrued compensation	1,645	1,860
Accrued income taxes	925	633
Other accrued expenses	3,652	2,442
Current liabilities held for sale	—	34
Total current liabilities	10,933	14,220

Long-term debt	25,918	25,921
Accrued compensation and retirement benefits	1,524	1,641
Accrued income taxes	4,758	2,405
Deferred tax liabilities	1,363	2,978
Other liabilities	964	1,515
Noncurrent liabilities held for sale	—	720
Total liabilities	45,460	49,400

Commitments and contingencies
Shareholders’ equity:

Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,355,260,722 and 1,369,424,818 shares issued and outstanding, respectively	—	—
Additional paid-in capital	28,190	29,551
Retained earnings	23,426	23,356
Accumulated other comprehensive loss	(1,382)	(2,613)
Total shareholders’ equity	50,234	50,294
Noncontrolling interests	106	122
Total equity	50,340	50,416
Total liabilities and equity	$95,800	$99,816

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in millions)	January 26, 2018	January 27, 2017
Operating Activities:
Net income	$1,630	$2,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,980	2,199
Amortization of debt premium, discount, and issuance costs	(17)	21
Acquisition-related items	(37)	(43)
Provision for doubtful accounts	36	31
Deferred income taxes	(1,042)	(404)
Stock-based compensation	270	272
Gain on sale of businesses	(697)	—
Investment loss	227	—
Other, net	66	(113)
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	19	18
Inventories, net	(318)	(261)
Accounts payable and accrued liabilities	13	32
Other operating assets and liabilities	1,516	495
Net cash provided by operating activities	3,646	5,107
Investing Activities:
Acquisitions, net of cash acquired	(111)	(1,328)
Proceeds from sale of businesses	6,058	—
Additions to property, plant, and equipment	(776)	(924)
Purchases of investments	(2,479)	(3,354)
Sales and maturities of investments	3,060	4,286
Other investing activities, net	(5)	21
Net cash provided by (used in) investing activities	5,747	(1,299)
Financing Activities:
Acquisition-related contingent consideration	(43)	(58)
Change in current debt obligations, net	(391)	1,118
Repayment of short-term borrowings (maturities greater than 90 days)	(44)	(2)
Proceeds from short-term borrowings (maturities greater than 90 days)	1	4
Issuance of long-term debt	21	131
Payments on long-term debt	(4,167)	(361)
Dividends to shareholders	(1,870)	(1,782)
Issuance of ordinary shares	333	309
Repurchase of ordinary shares	(1,964)	(3,409)
Other financing activities	(2)	80
Net cash used in financing activities	(8,126)	(3,970)
Effect of exchange rate changes on cash and cash equivalents	124	54
Net change in cash and cash equivalents	1,391	(108)
Cash and cash equivalents at beginning of period	4,967	2,876
Cash and cash equivalents at end of period	$6,358	$2,768
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$911	$474
Interest	651	626